EXHIBIT 99.2

Calumet Specialty Products Partners, L.P. Announces
Pricing of $400 Million Private Placement of 11.5% Senior Secured Notes due 2021

Indianapolis, IN (April 15, 2016) - Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today the pricing of their private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $400 million in aggregate principal amount of 11.5% senior secured notes due 2021 (the “Notes”). The Notes mature on January 15, 2021 and will be issued at 98.273 percent of par. This private placement is expected to close on April 20, 2016, subject to customary closing conditions.

Calumet intends to use the net proceeds from this private placement to repay borrowings outstanding under its revolving credit facility, to terminate or cash collateralize certain of its existing hedging obligations and for general partnership purposes. Calumet may re-borrow any amounts repaid under its revolving credit facility, subject to the terms of the facility, for general partnership purposes, which may include, among other things, funding working capital, capital expenditures and repurchases of debt.
The Notes will be guaranteed on a senior secured basis by all of Calumet’s existing subsidiaries (other than Calumet Finance Corp. and its immaterial subsidiaries) that guarantee obligations under its revolving credit facility and certain of Calumet’s future restricted subsidiaries. The Notes and the guarantees of the Notes will be secured by a first-priority lien on all of the fixed assets that secure Calumet’s obligations under its secured hedge agreements. The securities to be sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement and the use of proceeds therefrom that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Known material risks, uncertainties and other factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.